Exhibit 5.2

Sheppard, Mullin, Richter & Hampton LLP 1901 Avenue of the Stars, Suite 1600 Los Angeles, California 90067-6055 310.228.3700 main 310.228.3701 fax www.sheppardmullin.com

September 14, 2023

VIA ELECTRONIC MAIL

Permex Petroleum Corporation

2911 Turtle Creek Blvd., Suite 925

Dallas, Texas 75219

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Permex Petroleum Corporation, a corporation incorporated under the laws of British Columbia, Canada (the “Company”), in connection with a Registration Statement on Form S-1 (File No. 333-268191) (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of an aggregate of up to 2,185,000 common units (each a “Common Unit”), with each Common Unit consisting of one common share, no par value, of the Company (a “Common Share”) and one warrant to purchase one Common Share (a “Warrant”), and/or (ii) pre-funded units (each a “Pre-funded Unit”), with each Pre-funded Unit consisting of one pre-funded warrant to purchase one Common Share (each a “Pre-funded Warrant”) and one Warrant (the “Offering”), including Common Shares, representing up to 15% of the Common Shares sold in the Offering (the “Over-Allotment Shares”), Pre-funded Warrants (the “Over-Allotment Pre-funded Warrants”), representing up to 15% of the Pre-funded Warrants sold in the Offering and Warrants, representing up 15% of the Warrants sold in the Offering (the “Over-Allotment Warrants”) pursuant to the over-allotment option granted to ThinkEquity LLC, as representative (the “Representative”) of the several underwriters (the “Underwriters”) named in Schedule 1 to the Underwriting Agreement (as defined below).

In addition, the Company has agreed to issue to the Underwriter, as compensation for its services pursuant to an underwriting agreement to be entered into by and between the Company and the Underwriter (the “Underwriting Agreement”), substantially in the form filed as Exhibit 1.1 to the Registration Statement, warrants, representing up to 5% of the aggregate number of Common Shares (or Pre-funded Warrants in lieu of Common Shares) sold in the offering (the “Representative’s Warrants”), with each warrant exercisable to purchase one Common Share.

The Warrants and any Over-Allotment Warrants will be governed by the terms of the Form of Warrant and a warrant agent agreement (the “Warrant Agent Agreement”) by and between the Company and Continental Stock Transfer & Trust, as warrant agent.

In connection with this opinion, we have reviewed and relied upon the following:

●	the Registration Statement and the related prospectus included therein;

●	the form of Underwriting Agreement;

●	the form of Warrant Agent Agreement;

●	the form of Warrant;

●	the form of Pre-funded Warrant;

●	the form of Representative’s Warrants;

●	the resolutions of the Board of Directors of the Company authorizing/ratifying the execution and delivery of the Underwriting Agreement, the Warrant Agent Agreement, the form of Warrant, the form of Pre-funded Warrant, the form of Representative’s Warrant, the preparation and filing of the Registration Statement, and other actions with regard thereto; and

●	such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopy, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts, that the Warrants, Pre-Funded Warrants, Over-Allotment Warrants and Over-Allotment Pre-funded Warrants, when issued and delivered against payment of the consideration therefor, as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement (and Warrant Agent Agreement as applicable), and the Representative’s Warrants when issued and delivered, as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, in each case, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We express no opinion as to matters governed by any laws other than the corporate laws of the State of New York, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the securities referenced herein or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the securities issued pursuant to the Underwriting Agreement, as applicable, or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP